Simcyp

26th September 2018.

Dr Robert Aspbury,

Low House Farm,

Timble,

Otley.

North Yorkshire.

LS21 2NN

Dear Rob,

Further to recent discussions, we would like to confirm our offer of employment with regard to a position with Certara UK Ltd - Simcyp Division (The "Company") and the details below set out the particulars of your employment that are required to be given to you under the Employment Rights Act 1996.  Please sign, date and return this letter to confirm your agreement to the terms below.

Role

Your job title is Chief Operating Officer. ·You will be reporting to Dr Stephen Toon, President/Managing Director, or such other person as you shall be notified of from time to time. The main duties and responsibilities of your position are set out below. We may require you to perform other duties to meet the needs of the business.

Principal Duties include:

•Responsible for assuring execution of the business plans developed and owned by the business units
•Develops, establishes, and executes operating policies and procedures. consistent with the President's broad policies and objectives
•	Collaborate with the executive team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of the organization
•	Advise executive team on key operational plans and make recommendations on critical business decisions
•	Direct quality assurance program for internal operations
•Implement process improvement through business process reengineering initiatives
•Responsible for the measurement and effectiveness of all processes internal and external. Provide timely, accurate and complete reports on the operating condition of the company and establish performance monitoring systems.
•	Ensure all business units are fully informed and adopt operational objectives
•	Facilitate resolution of issues between Business Units and Functions·

Starting Date and Period of Continuous Employment

15th April 2019. No employment with a previous employer counts towards your continuous service.

Probationary Period and Performance Reviews

The first 6 months of your employment will be on a trial basis and the Company reserves the right to extend the trial period if it considers it appropriate to do so. You will be notified in writing if your probationary period has been satisfactorily completed.

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

Performance reviews are undertaken at least annually, and may be more frequent as requested by either the employee or their manager.

Salary

Your remuneration is £200,000 subject to deductions for tax and national insurance contributions payable by bank transfer, which will be paid monthly in arrears, normally on or about the last working day of the month.

Bonus

You will be entitled to participate in the Company's bonus scheme with a maximum bonus entitlement of 40% salary.

Signing-on/Retention Bonus

On successful completion of your 6-month probationary period you will receive a £75,000 signing on bonus and then on the anniversary date of that payment you will receive a £30,000 retention payment and a final payment of £24,000 twelve months following that payment date.

Equity

Effective upon the Start Date, Executive is hereby granted profits interests equal to such number of Class B Profits Interest Units of the equity of EQT Avatar Parent L.P., an indirect parent company of the Company ("Parent") and on the terms of the equity compensation plan of Parent, as may be in effect at the time of such option grant (the "Plan"), and a grant agreement ("Grant Agreement") on such terms as provided to other senior level executives of the Company, as more fully set forth in such Grant Agreement as has been provided. under separate. cover.

Pension (auto-enrolled)

The Company operates a stakeholder pension scheme that you will be automatically enrolled in to. Further details of the scheme are set out in a separate document available from the Human Resources Manager. At present, the Company contributes equivalent to 8% of your salary into the scheme. However, such payment is entirely at the Company's discretion and the Company reserves the right to amend or vary any such scheme at any time.

Private Medical Insurance Scheme (auto-enrolled)

The Company wants to ensure that you are able to receive prompt medical referrals and fast access to any medical treatment or assistance that you may require in the future and therefore provide a private medical insurance scheme via Vitality. Vitality also provide a range of rewards and discounts by engaging with their Vitality programme helping you to monitor your health and increase your welfare. Membership of the scheme is taxable, so an addition to your salary is made on a monthly basis and then a post-tax and NI deduction is made and paid over to Vitality. Failure to join the scheme or cessation of it for whatever reason does not entitle you to additional monies in lieu of this benefit. Further information can be gained from the Human Resources Manager.

Life Assurance Scheme (auto-enrolled)

As an employee of Certara, should you die before you retire, and whilst still employed by the company, your nominated beneficiaries will receive a Tax Free Lump sum of 2 x your plan earnings. Plan earnings are defined as your basic salary. The cover is provided by Lutine Assurance who are a well-known provider of insured group benefits and are of the

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

highest reputation. You will need to nominate your beneficiaries when you join the scheme.

Income Protection Scheme (auto-enrolled)

Sickness absence, particularly if prolonged, poses a serious financial problem for you and those who depend- upon you, as well as for the company. If your sickness absence exceeds that covered by the payments included in the sickness policy stated in your Offer Letter and the Staff Handbook, our policy with Zurich will help us to ensure you continue to receive a percentage of your income if you are unable to work because of illness or injury. This will help to support you during your absence and ease your return to work at the appropriate time. Payments are made in the same way you get your salary, so they will be subject to the same tax and National Insurance contributions.

Health Cash Plan (optional)

It is your option whether you join this scheme or not. Further details of the scheme are set out in a separate document available from the Human Resources Manager. At present the Company pays for the employee's entry into Level 2 of the Westfield Chamber Health plan. However, such payment is entirely at the Company's discretion and the Company reserves the right to discontinue, amend or vary any such scheme at any time and will not be liable to provide any replacement benefit of the same or similar kind or compensation in lieu of such benefit. As this is seen (in tax purposes) as a benefit in kind, the payment to the scheme is made via an enhancement of a staff member’s monthly pay by the relevant amount, which is then taxed before a deduction is made from the staff member's monthly salary. It is possible to increase the level of cover under the scheme, but any increase is to be paid for by the member of staff directly and should such payments be required you must authorize such deductions to be made from your salary.

Direct Payments to Childcare Providers Scheme (optional)

Certara is a supporter of family friendly-   working methods.  As such, it is your option whether you join the scheme. Direct Payments to Childcare Providers is a Government initiative designed to support working parents with their childcare costs. This is done via the Busy Bees Childcare Voucher Scheme. This gives an employee a cost saving. Further details can be obtained from the Human Resources Manager.

Ride to Work Scheme (optional)

The company has a partnership with Evans Cycles to enable employees to purchase a bicycle and/or equipment to enable them to cycle to work. The scheme offers substantial tax and NI savings of up to 42% on a bike, cycle clothing and equipment, with repayments via a monthly salary sacrifice arrangement.

Gymnasium/Sport Club Membership (optional)

You will be eligible to join the Gymnasium/Sport Club Membership scheme. Certara will contribute up to £20 (pre-tax / NI) per month for you to join any gymnasium or sport club in your local area. Details will be provided by the Human Resources Manager during induction.

Hours of Work

Normal working hours are 35 hours per week, plus an hour for lunch, together with such additional time as is reasonably necessary for the proper performance of your duties.

Place of Work

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

Will be split between Simcyp's offices at Acero, 1 Concourse Way, Sheffield S1 2BJ and your home. Expenses for travel to Certara's other offices (including overnight accommodation if required) will be fully reimbursed.

Holiday Entitlement

The holiday year runs from 1st January to 31st December.  The annual holiday entitlement is 25 days per calendar year based on a full time position, accruing at the rate of 1/12th of the total holiday entitlement, including service days but excluding. bank and statutory holidays, for each completed calendar month rounded to the nearest full day, excluding public and statutory bank holidays. Your entitlement will be pro-rated in the year of joining and leaving.

You must take your holidays at times convenient to the Company; hence dates must be agreed in advance with your Line Manager. No more than 2 weeks holiday can be taken together unless your Line Manager gives permission. Only a maximum of 5 days can be carried. over in to the following holiday year and must be taken by 30th June of the following holiday year, failing which they shall be forfeited.

You will be required to take any accrued holiday during any period of notice. If it is not possible, due to business requirements, for you to take the holiday in this period, you will be entitled to a payment in lieu of any accrued but untaken holiday on the termination of your employment. If at such time, you have taken holidays in excess of your entitlement we may deduct from your final salary an amount that is equal to the gross basic salary paid to you in respect of such holidays and you expressly consent to any such deductions pursuant to Part II of the Employment Rights Act 1996.

Sickness and Injury

If you are absent from work due to sickness or injury or other reason, you (or someone on your behalf) must inform your Line Manager and/or the Human Resources Manager of the reason for and likely duration of your absence no later than 10.00 am on the first day of absence. If your sickness absence lasts 7 calendar days or less, you must complete a self-certification form on your return to work. For absences lasting more than 7 calendar days, you must produce a medical certificate from your doctor stating the reason for your absence. Further medical certificates are required for each further period of sickness absence. We may require you to undergo a medical examination and the results of any such examination may be disclosed to us (to which you consent). Any unauthorised absence will be regarded as a disciplinary matter.

Subject to providing medical certificates, sick pay will be paid for a maximum of up to 130 days in any rolling period of 12 months. Any further payments will be made at the discretion of the directors. Sick pay entitlement is shown below:

Employment PeriodAllowable Pay

Less than 1 yearup to 20 working days pay in any rolling 12 month period

1 - 4 yearsup to 60 working days pay in any rolling 12 month period

4 or moreup to 130 working days pay in any rolling 12 month period

Notice

If you commit an act of gross misconduct you may be dismissed without notice. In other cases, if you wish to terminate your employment, you must give 6 calendar month's notice in

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

writing.  If we wish to terminate your employment, you will be given 6 calendar month’s notice.

Discipline and Grievance

The disciplinary and grievance rules applicable to you are set out in the Staff Handbook1 as amended from time to time.

Disciplinary Procedure

If you are dissatisfied with any disciplinary decision taken in relation to you, you should appeal in writing within 5 working days of the decision to the person who made the decision or such other person as set out in the decision letter.

Grievance Procedure

If you have a grievance regarding your employment you should apply in writing to your manager in accordance with the grievance procedure set out in the Staff Handbook. If you are dissatisfied with the decision taken you should apply in writing within 5 working days of receiving their decision to the manager who dealt with the grievance or such other person as is set out in the decision letter.

Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

Deductions

The Company may deduct from your salary any amount you owe to us and .you expressly consent to any such deductions pursuant to Part II Employment Rights Act 1996.

Prior Agreements

This letter forms the statement of particulars of your employment.   It is in substitution for any previous contract of employment or other arrangements relating to your employment with the Company which are deemed to have been terminated by mutual consent with effect from the date of this letter.

Variations

It may be necessary from time to time to vary your terms of employment to which you consent on reasonable advance notice.

Intellectual Property Rights (IPR) and Restrictive Covenant

A separate document named 'Deed of Confidentiality' details both the confidential nature of our IP and the ownership rights, and is to be signed separately by you.

You may not during or after the termination of your employment disclose to anyone other than in the proper course of your employment any information of a confidential nature relating to the Company or its business or customers. Breach of this clause may lead to dismissal without notice.

You may not without the prior written consent of the Company engage in any form of business or employment other than employment with the Company whether inside or outside your normal hours of work. In the event that permission is granted for you to engage fn alternative employment you must notify us of the hours worked each week.

You consent to the covenants contained in the schedule attached to this letter and in signing the letter you agree to abide by them.

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

I hope the above is acceptable to you but of course you may contact me should you have any questions. Would you please sign and return to me 1 copy of both this letter and the Deed of Confidentiality as acknowledgement of, and agreement to, their respective terms and conditions and confirmation that you agree to abide by the provisions of the Staff Handbook and any updates to it.

Yours faithfully

For Certara UK Limited.

/s/ Dr. Stephen Toon16th October 2018.

Dr. Stephen Toon

President/Managing Director

I accept the above terms and conditions

/s/ Dr. Robert Aspbury10th October 2018

Dr. Robert Aspbury

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

Schedule of Restrictive Covenants

1.	In this clause:

1.1"Restricted Business" means the business of the Company at the time of the termination of the employment with which you were involved to a material extent at any time within the period of 6 months ending on the date of the termination of your employment.
1.2"Restricted Customer" means any firm, Company or other person who at any time within the period of 6 months ending on the date of the termination of your employment was a customer of the Company and with whom you had contact in the course of your employment.

1.3 "Restricted Employee" means any person whom at the date of the termination of your employment was employed by the Company.

1.4"Prospective Customer" means any firm, Company or other person who at any time within the period of 6 months ending on the date of the termination of your employment had expressed an interest in working with the Company and with whom you had knowledge of,
1.5"Termination" means the lawful termination by the Company of your employment and the termination .for whatever reason by you of your employment.

2.	You will not, without first applying in writing to the Company for permission to do so and obtaining the Company's written consent, for a period of 12 months after the termination of your employment:

2.1	Solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer or Prospective Customer with a view to providing services to that Restricted Customer or Prospective Customer in competition with the Restrictive Business.
2.2	Provide services to or otherwise have any business dealings with any Restricted Customer or Prospective Customer in the course of any business concern that is in competition with the Restricted Business.
2.3	In the course of any business concern which is in competition with a Restricted Business offer employment to or otherwise endeavour to entice away from the Company any Restricted Employee.
2.4	Carry on business in competition with the Restricted Business wholly or partly in association, whether as a partner, an employer, employee, joint-venture or co• director or otherwise, with any Restricted Employee.
3.	The obligations imposed on you by this clause extend to you acting not only on your own account, but also on behalf of any other firm, Company or other person and shall apply whether acting directly or indirectly.

4.	For the purpose of this letter the following shall (without limitation) be considered as confidential information whether or not (in· the case of documents) they are marked as confidential:
4.1	lists and particulars of the Company's suppliers and customers;
4.2	addresses and other details of the Company's employees;
4.3	any document or other information which is marked as being confidential or is so described by the person giving it to you;
4.4	any document or other information which you regard as being confidential or which a reasonable person knowing the matters which you know would regard as being confidential; other than any which is or comes into the public domain other than through your default.

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

Simcyp

5.	You likewise shall refrain from using and shall keep secret any secret or confidential information relating to or to the business of persons having dealings with the Company coming to your knowledge or the knowledge of the Company under conditions of secrecy or confidence.
6.	The restrictions contained in this Schedule:
6.1	are considered by the Company and you to be reasonable in terms of time and subject matter in order to protect the Company's developments, trade secrets, inventions, discoveries and business secrets but if any such restriction is subsequently held to be invalid or ineffective but would be valid or effective if some part or parts of it were deleted or amended by changing any specified period or service then such restriction shall be so amended and effective accordingly;
6.2	are to be in addition to and not to derogate from or be in substitution for any duty or obligation that you may at any time have by virtue of any statute, rule of common law or equity.

7.	You covenant with the Company that before you agree to provide services to or accept employment an appointment or engagement from any third party you will notify the third party of the restrictions set out in this clause.

8.	You covenant with the Company that you will perform and observe the covenants set out in this schedule so far as applicable and this clause shall be construed and is enforceable as separate covenants.

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

I SIMCYP

20th December 2019

Dr Robert Aspbury,

Low House Farm,

Timble,

Otley.

North Yorkshire.

LS21 2NN

Dear Rob,

Further to recent discussions, we are pleased to confirm the associated changes to your employment terms as follows:

Base: Remains the same at £200,000

Bonus: 40% of Base Target and will be moved to the President bonus split mix for alignment {25% Total Company EBITDA and 75% BU EBITDA (Simcyp})

Equity: additional 1% approved in November 2019·

Job Title

President, Simcyp

Reports to (title)

CEO of Certara

Responsibilities

•	Perform as Managing Director of Simcyp;
•	Help develop worldwide sales and marketing strategies for Simcyp;
•	Lead the Simcyp consultancy practice;
•	Provide strategic scientific support for the Simcyp products and services;
•	Provide scientific support and strategic direction for sales and marketing personnel, application scientists and software support staff; and
•	Lead the Simcyp Division/product lines management team;
•	Responsibility for the line management of one or more members of the department

Effective Date

1st January 2020

Please sign and return one copy of this letter to Michele West as acknowledgement of, and agreement to, the respective terms and conditions. Please also retain a copy for your own files.

On behalf of Certara

/s/ Jodi Dickinson

Jodi Dickinson

I accept the above terms and conditions

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com

/s/ Robert Aspbury

Rob Aspbury

Certara UK Limited, Simcyp, Division, Level 2-Acero, 1 Concourse Way, Sheffield, S1 2BJ

t +44 (0) 114 460 0200 I f: +44(0) 114 478 5600

Certara UK Limited. Registered In England & Wales: Company no, 4217235, Registered office: One London Wall, 6th Floor, London, EC2Y 5EB, UK

http://www.certara.com